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                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE

       WRP CORPORATION ANNOUNCES FOURTH QUARTER AND 1999 YEAR END RESULTS

ITASCA, IL, MARCH 9, 2000 - WRP Corporation (Nasdaq: WRPC), a leading distributor and manufacturer of high quality, disposable latex and synthetic gloves for the healthcare and foodservice industries, today reported results for its fourth quarter and year ended December 31, 1999. Net sales for the fourth quarter of 1999 were of $17.3 million, a decrease of 3% below the prior year's fourth quarter sales of $17.8 million. Net income for the quarter was $0.3 million, or $.04 per diluted share, compared to $2.0 million, or $.29 per diluted share, in the same prior year period.

Net sales for the year ended December 31, 1999 totaled $65.3 million, an increase of less than 1% compared to the prior year sales of $65.0 million. Net income for 1999 was $2.5 million, or $.35 per diluted share, compared to $5.9 million, or $.93 per diluted share in the previous year period.

Gross profit margin for the 1999 year was 25.5% of sales compared to 27.9% in 1998, reflecting lower industry-wide selling prices caused by over-capacity and competition in the marketplace. The impact on gross profit market was offset by lower cost of goods.

Earnings for the 1999 year were impacted by reduced profit margins, the reduction in sales of $2.3 million in the second quarter for an inventory consignment arrangement with a major customer, and increased operating expenses. Operating expenses during 1999 were $12.3 million compared to 1998 of $10.0 million. The increase was primarily the result of increased selling expenses of $1.8 million due to the expansion in 1999 of the medical division sales force and the addition of a telesales sales force. General and administrative expenses increased $0.4 million in 1999, reflecting increased depreciation and informational technology related expenses.

"Several aspects of our 1999 performance were strong," said Edward J. Marteka, President of WRP Corporation and American Health Products Corporation. "First, our unit growth in our medical division was a healthy 16% increase in case volume over 1998, and our product mix continues to reflect increased powder-free latex and synthetic gloves. The Amerinet contract, which was awarded to American Health Products in 1999, contributed sales of over $1.0 million during its launch period which commenced in the third quarter of 1999. We look forward to rapid growth from this contract in 2000."

"We face challenges as a result of the loss of the Novation contract. We have built solid customer relationships with end users and distributors which will lessen the impact of the Novation contract termination. However, it is too early to quantify the impact. We are aggressively seeking to penetrate new segments of the marketplace to achieve a strengthened leadership position in the glove market," said Mr. Marteka.

In addition to the Company's fourth quarter and year-end results, WRP Corporation also announced that its Board of Directors has authorized a program to repurchase up to 10% of the Company's public common stock. These purchases may be made in the open market and in block transactions over a two-year period. The program is subject to market conditions and its impact on share price as well as other investment options that WRPC may consider to enhance shareholder value.

"This repurchase program reflects our confidence in the success of the Company's aggressive growth plans and the continued growth of the disposable examination glove market," Mr. Marteka said. "The Board of Directors recognizes that at current prices our common stock represents an attractive investment opportunity, and we believe this repurchase program will assist WRPC in maximizing shareholder value."


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The Company's Board of Directors also approved a change in the Company's fiscal year end to June 30, which corresponds to the year-end of its majority shareholder, WRP Asia Pacific. This fiscal year-end change will be effective June 30, 2000.

WRP Corporation, headquartered in Itasca, Illinois, is a manufacturer and marketer of disposable examination gloves. The Company's U.S. glove distribution arm, American Health Products Corporation, is a leading supplier of branded and private label examination gloves to the medical, dental, food service and retail markets nationwide. The Company is a principal supplier of powder-free latex examination gloves through its strong alliance with Malaysia-based WRP Asia Pacific, a top-three glove manufacturer in the world.

This press release contains forward-looking statements, which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


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                                                 WRP CORPORATION
                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                               For the Three Months Ended                For the Year Ended
                                                      December 31,                          December 31,

                                                 1999               1998               1999              1998
Net Sales                                 $     17,265,610    $    17,811,201    $    65,280,105    $   64,968,401

Cost of Goods Sold                              12,910,648         13,517,803         48,645,076        46,857,229

Gross Profit                                     4,354,962          4,293,398         16,635,029        18,111,172

Operating Expenses                               3,571,373          2,213,267         12,295,192         9,954,785

Income from Operations                             783,589          2,080,131          4,339,837         8,156,387

Other Expenses, Net                                138,207            210,533            720,971         1,325,081

Income before Taxes                                645,382          1,869,598          3,618,866         6,831,306

Income Tax Provision (Benefit)                     367,970           (149,007)         1,166,121           952,146

Net Income                                         277,412    $     2,018,605          2,452,745    $    5,879,160

Diluted Earnings Per Share:               $           0.04    $          0.29    $          0.35    $         0.93

Diluted Weighted Average Common
Shares Outstanding                               6,928,546          6,965,836          6,964,856         6,333,510
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